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                                                                    Exhibit 99.6


                                 March 30, 2001


Mr. Robert Sinnot
Sr. Managing Director
Kayne Anderson Investment Management.
1800 Avenue of the Stars, 2nd Floor
Los Angeles, California  90067

         Re:      Sale of 11% Duck Bonds

Dear Bob:

         The purpose of this letter is to state the material terms and conditions of our agreement for the sale of the following bonds held by me. We agreed to the following:

Duck Bonds:                $1,738,000.00 principal amount of Ugly Duckling
                           Corporation 11.0% bonds maturing April 15, 2007,
                           CUSIP 903512AB7 (the "Duck Bonds").

Seller: Cygnet Capital Corporation, an Arizona corporation wholly owned by me.

Buyers: Arbco Associates, L.P. and Kayne Anderson Non-Traditional Investments, L.P.

Purchase Price:            $1,216,600.00, which amount is 70% of the above
                           principal amount of the Duck Bonds. Upon transfer of the Duck Bonds, the Purchase Price shall be paid by account to account transfer of funds at Bear Stearns.

Closing Date:              The transfer of the Duck Bonds and the payment of the
                           Purchase Price shall be completed within two business days after our joint execution of this letter agreement. On the Closing Date, the Duck Bonds shall be transferred via account to account transfer at Bear Stearns and Seller shall pay all expenses of the transfer.

Put Right:                 Each Buyer shall have the right, commencing 90 days
                           after the Closing Date, to put (sell) all or any portion of the Duck Bonds to the Seller, from time to time, for an amount sufficient to yield an annualized return (on those Duck Bonds sold to Seller) to the Buyer of 20%, including all interest on the Duck
                           Bonds received by Buyer while the Duck Bonds are held by Buyer.
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Page 2 of 3
Mr. Robert Sinnot
March 31, 2001


Call Right:                The Seller shall have the right, at any time after
                           the Closing Date, to call (purchase) all or any portion of the Duck Bonds from each Buyer, from time to time, for an amount sufficient to yield an annualized return (on those Duck Bonds purchased by Seller) to the Buyer of 20%, including all interest on the Duck Bonds received by the Buyer while the Duck Bonds are held by Buyer.

Guaranty and Pledge:       All obligations of the Seller to the Buyers,
                           including the obligations to repurchase the Duck
                           Bonds if the put or call right is exercised, shall be personally guaranteed by Ernest C. Garcia II. Such personal guaranty shall be secured by a pledge of 200,000 shares of common stock of Ugly Duckling
                           Corporation held by Ernest C. Garcia.

Representations:           The Seller makes the following representations and
                           warranties to the Buyers:

                              (a) Seller owns the Duck Bonds free and clear of all liens, encumbrances and security interests and may transfer the Duck Bonds to Buyers without violation of the rights of any person.

                              (b)   Seller is not aware of any events or
                                    information not publicly disclosed by Ugly
                                    Duckling Corporation that have a material adverse effect on Ugly Duckling Corporation or the Duck Bonds.

                              (c) Seller is not aware of any restriction, nor does Seller have any current reason to anticipate any restriction, on Seller's ability to repurchase the Duck Bonds in the event of the exercise of the put or call right.

                              (d) Seller has no knowledge of any defaults or events of default of Ugly Duckling Corporation under any material agreement, indenture, loan, debenture, bond, leases or other documents.

                              (e) Seller is not subject to, nor obligated under, any provision of its organizational documents, any material agreement, any license, franchise or permit or any applicable law which would be materially breached by its execution, delivery and performance of this letter agreement and the consummation by it of the transactions described herein.

Documents:                 The Seller and Buyers shall execute such additional
                           documents for the transfer of the Duck Bonds in accordance with this letter as shall be mutually acceptable to Seller and Buyers.
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Page 3 of 3
Mr. Robert Sinnot
March 31, 2001


         Bob, if this letter accurately states the material terms and conditions of our agreement, please acknowledge our agreement by signing this letter and returning it to me. If this letter does not accurately state the terms and conditions of our agreement, then please contact me at 602-778-5001. Your cooperation and support is greatly appreciated.


                                        Very truly yours,




                                        Ernest C. Garcia, II

cc:      Steven P. Johnson, Esq.
         David Shladovsky, Esq. (via facsimile 310-284-6444)


Accepted and approved March ___, 2001.

Kayne Anderson Capital Advisors, L.P.

By:   __________________________________
Its:  __________________________________